EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion by reference of our report, dated January 31, 2004, except as to Note 17 which is at February 3, 2005, on the consolidated balance sheets of Silverado Gold Mines Ltd. (the “Company”) as at November 30, 2003 and 2002, and the consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended in the Company’s Form S-8 Registration Statements filed with the United States Securities and Exchange Commission on August 22, 2003 and January 14, 2004.

Vancouver, Canada	“Morgan & Company”
March 31, 2005	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1